Exhibit (a)
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HORIZON TECHNOLOGY FINANCE CORPORATION
ARTICLE I
     Section 1.1 Name. The name of the Corporation is Horizon Technology Finance Corporation (the “Corporation”).
ARTICLE II
     Section 2.1 Registered Office and Agent. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
ARTICLE III
     Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).
ARTICLE IV
     Section 4.1 Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is 101,000,000 consisting of 100,000,000 shares of common stock (the “Common Shares”), each having a par value of one one-thousandth of a dollar ($0.001), and 1,000,000 shares of preferred stock (the “Preferred Shares”), each having a par value of one one-thousandth of a dollar ($0.001).
     Section 4.2 Common Shares.
          (a) Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, holders of record of Common Shares shall have one vote in respect of each Common Share held by such holder of record on the books of the Corporation for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation.
          (b) Dividends. Holders of Common Shares shall be entitled to receive proportionately, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, dividends payable either in cash, in property or in shares of capital stock.
          (c) Liquidation, Dissolution, or Winding Up. In the event of a dissolution, liquidation or winding up of the affairs of the Corporation (“Liquidation”), holders of Common Shares shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive, after payment of all of the liabilities of the Corporation and redemption or other retirement of all of the Preferred Shares of the Corporation, or after money sufficient therefore shall have been set aside, all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of Common Shares held by them respectively.
     Section 4.3 Preferred Shares.
          (a) The Board of Directors is expressly authorized to provide for the issuance of all or any of the Preferred Shares in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Any of the foregoing provisions shall be consistent with the requirements of the Investment Company Act of 1940 (the “1940 Act”) to the extent applicable.
          (b) Each share of each series of the Preferred Shares shall have the same relative rights and be identical in all respects with all the other shares of the same series, except that shares of any one series issued at different times may differ as to the dates, if any, from which dividends thereon shall be cumulative. Except as otherwise provided by law or specified in this ARTICLE IV, any series of the Preferred Shares may differ from any other series with respect to any one or more of the voting powers, designations, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof.
          (c) Before any dividends on any class of stock of the Corporation ranking junior to the Preferred Shares (other than dividends payable in shares of any class of stock of the Corporation ranking junior to the Preferred Shares) shall be declared or paid or set apart for payment, the holders of shares of each series of the Preferred Shares shall be entitled to such cash dividends, but only if, when and as declared by the Board of Directors out of funds legally available therefor, as they may be entitled to in accordance with the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series, payable on such dates as may be fixed by or under direction of the Board of Directors or a committee thereof.
          (d) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of shares of any class of stock of the Corporation ranking junior to the Preferred Shares, the holders, or to have set apart, of the shares of each series of the Preferred Shares shall be entitled to receive payment of the amount per share fixed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of the shares of such series, plus an amount equal to all dividends accumulated and not yet paid thereon to the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this paragraph (d), the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary.
          (e) The term “junior stock,” as used in relation to the Preferred Shares, shall mean the Common Shares and any other class of stock of the Corporation hereafter authorized which by its terms shall rank junior to the Preferred Shares as to dividend rights and as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.
          (f) Before the Corporation shall issue any Preferred Shares of any series authorized as hereinbefore provided, a certificate setting forth a copy of the resolution or resolutions with respect to such series adopted by the Board of Directors of the Corporation pursuant to the foregoing authority vested in said Board of Directors shall be made, filed and recorded in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Corporation by its president or a vice-president and its corporate seal shall be affixed thereto and attested by its secretary or an assistant secretary and such certificate shall be filed and kept on file at the registered office of the Corporation in the State of Delaware and in such other place or places as the Board of Directors shall designate.
     Section 4.4 Shares of any series of the Preferred Shares which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise, shall return to the status of authorized but unissued shares of the Preferred Shares, undesignated as to series, unless otherwise provided in any resolution or resolutions of the Board of Directors. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, the number of authorized shares of stock of any such series may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and the filing of a certificate complying with the requirements referred to in subparagraph 4.3(f) above.
ARTICLE V
     Section 5.1 Classified Board. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the first annual meeting of stockholders; that of Class II shall expire at the second annual meeting; and that of Class III shall expire at the third annual meeting; and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. Beginning at the first annual meeting and thereafter at each annual meeting, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if more or less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.
     Section 5.2 Changes. The Board of Directors, by amendment to the Corporation’s Bylaws, is expressly authorized to change the number of directors without the consent of the stockholders to any number between three or nine and to allocate such number of directors among the classes as evenly as practicable.
     Section 5.3 Elections. Elections of directors need not be by written ballot unless otherwise provided in the Corporation’s Bylaws.
     Section 5.4 Removal of Directors. Subject to the rights of the shares of any series of Preferred Shares then outstanding, any director may be removed for cause from office by the action of the holders of at least seventy-five percent (75%) of the then outstanding shares of the Corporation’s capital stock entitled to vote for the election of the respective director.
     Section 5.5 Vote Required to Amend or Repeal. The affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE V; provided, however, that if at least sixty-six and two-thirds percent (66 2/3%) of the continuing directors (as defined in Section 9.1) have approved such amendment or repeal, the affirmative vote required for such amendment or repeal shall be a majority of such shares.
     Section 5.6 Vacancies. Subject to the rights of the holders of any series of Preferred Shares, and unless the Board of Directors otherwise determines, all vacancies on the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors shall be filled exclusively by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.
ARTICLE VI
     Section 6.1 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
     Section 6.2 Limitation on Liability. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General

Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 6.2 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
     Section 6.3 In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate of Incorporation
ARTICLE VII
     Section 7.1 Special Meetings of Stockholders. Special meetings of the stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute or this Certificate of Incorporation, only by the chairman, chief executive officer or president or by a resolution duly adopted by the affirmative vote of a majority of the members of the Board of Directors.
     Section 7.2 Vote Required to Amend or Repeal. The affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE VII.
ARTICLE VIII
     Section 8.1 Amend or Repeal Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the continuing directors (as defined in Section 9.1). The stockholders shall not have the right to adopt, amend or repeal the Bylaws of the Corporation.
     Section 8.2 Vote Required to Amend or Repeal. The affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE VIII.
ARTICLE IX
     Section 9.1 The conversion of the Corporation from a business development company to a closed-end investment company or an open-end investment company, the liquidation and dissolution of the Corporation, the merger or consolidation of the Corporation with any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same provisions as described in Sections 5.1, 5.4, 5.5, 5.6, 7.1, 7.2, 8.1, 8.2, and 9.1 of this Certificate of Incorporation or the amendment of any of the provisions discussed herein shall require the approval of (i) the holders of at least eighty percent (80%) of the then outstanding Shares of the Corporation’s capital stock, voting together as a single class, or (ii) at least (A) a majority of the “continuing directors” and (B) the holders of at least seventy-five percent (75%) of the then outstanding Shares of each affected class or series of the Corporation’s capital stock, voting separately as a class or series. For purposes of this Certificate of Incorporation, a “continuing director” is a director who (x) (A) has been a director of the corporation for at least twelve months and (B) is not a person or an affiliate of a person who enters into, or proposes to enter into, a business combination with the Corporation or (y) (A) is a successor to a continuing director, (B) who was appointed to the Board of Directors by at least a majority of the continuing directors and (C) is not a person or an affiliate of a person who enters into, or proposes to enter into, a business combination with the Corporation.
ARTICLE X
     Section 10.1 Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE XI
     Section 11.1 The Corporation is to have perpetual existence.
ARTICLE XII
     Section 12.1 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE XIII
     Section 13.1 The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this ARTICLE XIII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
     Section 13.2 The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this ARTICLE XIII to directors and officers of the Corporation.

     Section 13.3 The rights to indemnification and to the advance of expenses conferred in this ARTICLE XIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
     Section 13.4 The liability of the directors for monetary damages shall be eliminated to the fullest extent under the 1940 Act and other applicable law. Subject to Section 13.5, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.
     Section 13.5 Notwithstanding anything in this ARTICLE XIII to the contrary, the rights to indemnification and to the advance of expenses conferred in this ARTICLE XIII shall be subject to the requirements of the 1940 Act to the extent applicable.
     Section 13.6 Any repeal or modification of this ARTICLE XIII by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.